Exhibit 10.45

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is made effective as of September 20, 2017 (the “Amendment Date”) and made, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”) and CYTORI THERAPEUTICS, INC., a Delaware corporation with offices located at 3020 Callan Road, San Diego, CA  92121 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.

Borrower hereby reaffirms the security interest granted by Borrower previously in Section 4.1 of the of the Agreement with respect to the Collateral (as defined herein) and hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, such part of the Collateral that was not pledged previously or in which security interest was not granted previously, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Furthermore, Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Intellectual Property of Borrower that was not part of the Collateral on the Effective Date but is being made part of the Collateral as of the date hereof, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

3.	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b)Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive monthly payments of principal (except that no payments of principal shall be made on the Payment Dates from September 1, 2017 through December 1, 2017; provided, further, that upon the occurrence of the I/O Extension Event payments of principal shall also not be made on the Payment Dates from January 1, 2018 through August 1, 2018) and applicable interest (regardless of whether or not on any given Payment Date a principal payment is due hereunder), in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to thirty (30) months (except that as set forth above, no payments of principal shall be made on the Payment Dates from

September 1, 2017 through December 1, 2017; provided, further, that upon the occurrence of the I/O Extension Event payments of principal shall also not be made on the Payment Dates from January 1, 2018 through August 1, 2018).   The principal payments due hereunder shall be as set forth on the amortization table (as amended from time to time) attached to the Disbursement Letter entered into on the Effective Date.  The Final Payment and all unpaid principal and accrued and unpaid interest with respect to each Term Loan are due and payable in full on the Maturity Date.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

4.

Section 2.5 of the Loan Agreement is hereby amended by deleting the word “and” immediately following Section 2.5(c), replacing “.” at the end of Section 2.5(d) with “; and” and adding Section 2.5(e) thereto as follows:

(e)  First Amendment Fee.  A fully earned and non-refundable amendment fee in the amount of Twenty Five Thousand Dollars ($25,000.00) which shall become due and payable upon the earlier of: (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d).

5.	Section 5.2(d) of the Loan Agreement is hereby amended and restated as follows:

Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own other than licenses permitted hereunder, free and clear of all Liens other than Permitted Liens.  (i) Each of Borrower’s and its Subsidiaries’ Copyrights, Trademarks and issued Patents are valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change.  Except as noted on the Perfection Certificates or as otherwise provided in writing to Collateral Agent pursuant to this Agreement and consented to by Collateral Agent and the Required Lenders, to the extent that such consent is required pursuant to this Agreement, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral.  Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than Permitted Licenses and over the counter software that is commercially available to the public).

6.	Section 6.2(a)(vii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

prompt notice of (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration within 15 days of such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

7.	Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property of which Borrower becomes aware; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.  If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall provide prompt notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property.  If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of such intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

8.	Section 6.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Borrower shall at all times maintain unrestricted cash and/or Cash Equivalents in a minimum aggregate amount of $1,500,000.00.

9.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“Cash Burn” means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination, an amount equal to the greater of the average monthly net change in the total cash and Cash Equivalents balance (excluding any positive cash flow resulting from Borrower’s financing activities) for (i) the immediately preceding six (6) month period, or (ii) the following twelve (12) month period based on the most recent projections provided to, and approved by, Collateral Agent and Lender.

“I/O Extension Event” is the receipt by Borrower on or after September 1, 2017 and on or before December 29, 2017 of unrestricted net cash proceeds of not less than Five Million Dollars ($5,000,000.00).

“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of September 20, 2017, as such agreement may be amended from time to time.

“IP Release Event” shall be deemed to have occurred at the end of any given fiscal month of Borrower if, at the end of such fiscal month, (i) the aggregate outstanding principal amount of the Term Loans is equal to or less than Three Million Dollars ($3,000,000.00) and (ii) the aggregate amount of cash and Cash Equivalents of Borrower that is maintained in Collateral Accounts maintained in accordance with Section 6.6 hereof is equal to or greater than twelve (12) times the Cash Burn as determined at the end of such month  plus the minimum cash balance required under Section 6.10 hereof.

10.	Section 13.1 of the Loan Agreement is hereby further amended by amending and restating the following definitions therein as follows:

“Amortization Date” is January 1, 2017.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the Post Closing Letter, the IP Agreement, the Pledge Agreement, any subordination agreements, any note, or notes or Guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, (C) licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries that were entered into prior to September 20, 2017 and complied with the applicable provisions of this Agreement as in effect immediately prior to September 20, 2017;  and (D) licenses under which Borrower or a Subsidiary is the licensee that are disclosed on the Perfection Certificate or are otherwise immaterial to the business of Borrower and its Subsidiaries, taken as a whole.

11.	Section 13.1 of the Loan Agreement is hereby further amended by amending and restating clause (j) of the definition of “Permitted Investments” therein as follows:

(j) Intentionally Left Blank.

12.	Exhibit A to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

13.	The amortization table attached as Exhibit A to the Disbursement Letter entered into on the Effective Date, is hereby amended and restated as set forth on Exhibit B hereto.

14.

Lenders and Collateral Agent hereby agree with Borrower that upon occurrence of the IP Release Event at the end of Borrower’s then most recently concluded fiscal month and the receipt of evidence thereof by Collateral Agent (which evidence must be reasonably acceptable to Collateral Agent), if no Event of Default has occurred and is continuing at the applicable time, the parties shall, at the Borrower’s sole expense, enter into an appropriate amendment to the Loan Agreement (which amendment must be in such form and substance as are reasonably acceptable to the Lenders and Collateral Agent) and such other documents as may be necessary to release the security interest granted hereunder in the Intellectual Property of Borrower and to undo the amendments to the Loan Agreement made by Sections 5, 6, 7 and 12 of this Amendment.

15.	Limitation of Amendment.

a.

The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

16.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Set forth on Exhibit C hereto is a complete and current list of Borrower’s Intellectual Property;

c.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

d.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect; The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

17.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

18.

This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) the due execution and delivery to Collateral Agent of the IP Agreement by each party thereto and (c) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited from any of Borrower’s accounts.

19.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

20.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

CYTORI THERAPEUTICS, INC.

By /s/ Tiago M. Girao
Name: Tiago M. Girao
Title: VP of Finance and Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

Exhibit A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary; (ii) any intent-to-use trademark or service mark, and (iii) any license, instrument or contract, and the property subject to such license, instrument or contract, in each case if the granting of a Lien in such license, instrument, contract or property is prohibited by or would constitute a default or termination, or would require a consent, under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license, instrument, contract or property, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”

Exhibit B

Amortization Table